EXPENSE LIMITATION AGREEMENT

FQF TRUST

QUANTSHARES U.S. MARKET NEUTRAL MOMENTUM FUND
QUANTSHARES U.S. MARKET NEUTRAL VALUE FUND
QUANTSHARES U.S. MARKET NEUTRAL BETA FUND
QUANTSHARES U.S. MARKET NEUTRAL SIZE FUND
QUANTSHARES U.S. MARKET NEUTRAL QUALITY FUND
QUANTSHARES U.S. MARKET NEUTRAL ANTI-MOMENTUM FUND
QUANTSHARES U.S. MARKET NEUTRAL ANTI-BETA FUND

230 Congress Street, Floor 5
Boston, MA 02110

August 5, 2011

FFCM LLC
230 Congress Street, Floor 5
Boston, MA 02110

Dear Ladies and Gentlemen:

Each of the above named funds (the “Funds”) is a series of FQF Trust, a Delaware statutory trust (“Trust”).

You hereby agree until the date noted on Schedule A (“Limitation Period”), to forgo current payment of fees and/or reimburse annual operating expenses of the Funds (excluding interest, taxes, brokerage commissions and other expenses that are capitalized in accordance with generally accepted accounting principles, dividend, interest and brokerage expenses for short positions, acquired fund fees and expenses, and extraordinary expenses of the Fund) (“Operating Expenses”), so that the Operating Expenses of each Fund are limited to the rate per annum, as noted on Schedule A, of that Fund’s average daily net assets (“Expense Limitation”).

Each Fund agrees to repay you for any fees forgone by you under the Expense Limitation or any Operating Expenses you reimburse in excess of the Expense Limitation, provided the repayments do not cause that Fund’s total operating expenses (exclusive of interest, taxes, brokerage commissions and other expenses that are capitalized in accordance with generally accepted accounting principles, dividend, interest and brokerage expenses for short positions, acquired fund fees and expenses, and extraordinary expenses) to exceed the respective annual rate of average daily net assets as noted on Schedule A and the repayments are made within three years after the year in which you incurred the expense.

You understand that you shall look only to the assets attributable to the respective Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

           This Agreement is made and to be performed principally in the Commonwealth of Massachusetts, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware.  Any amendment to this Agreement shall be in writing signed by the parties hereto.

           If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

FQF TRUST,
on behalf of
QUANTSHARES U.S. MARKET NEUTRAL MOMENTUM FUND, QUANTSHARES U.S. MARKET NEUTRAL VALUE FUND, QUANTSHARES U.S. MARKET NEUTRAL BETA FUND, QUANTSHARES U.S. MARKET NEUTRAL SIZE FUND, QUANTSHARES U.S. MARKET NEUTRAL QUALITY FUND, QUANTSHARES U.S. MARKET NEUTRAL ANTI-MOMENTUM FUND, AND QUANTSHARES U.S. MARKET NEUTRAL ANTI-BETA FUND

By:

Title:

The foregoing Agreement is hereby accepted as of August 5, 2011

FFCM LLC

By:

Title:

SCHEDULE A

Fund	Limitation Period	Expense Limitation

QuantShares U.S. Market Neutral Momentum Fund	8/31/2012	0.99%
QuantShares U.S. Market Neutral Value Fund	8/31/2012	0.99%
QuantShares U.S. Market Neutral Beta Fund	8/31/2012	0.99%
QuantShares U.S. Market Neutral Size Fund	8/31/2012	0.99%
QuantShares U.S. Market Neutral Quality Fund	8/31/2012	0.99%
QuantShares U.S. Market Neutral Anti-Momentum Fund	8/31/2012	0.99%
QuantShares U.S. Market Neutral Anti-Beta Fund	8/31/2012	0.99%